Exhibit 16.1


MCCONNELL & JONES, LLP


March 18, 2008

U.S. Securities and Exchange Commission
Division of Corporate Finance
 450 Fifth Street, N.W.
 Washington, DC 20549

RE: First Capital International, Inc.
 File No.: 000-26271

We have read the statements under Item 4.01 of Form 8-K dated March 12, 2008 of First Capital International, Inc., to be filed with the Securities and Exchange Commission on March 18, 2008 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

Very truly yours,


/s/   McConnell & Jones, LLP
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MCCCONNELL & JONES, LLP